Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of HSBC Finance Corporation:

We consent to the use of our report dated February 29, 2008, except as to Notes 1, 2, 3, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 19, 20, 21, 22, 23, 24, 25, 26, and 27 which are as of November 28, 2008, with respect to the consolidated balance sheets of HSBC Finance Corporation (a Delaware corporation), an indirect wholly owned subsidiary of HSBC Holdings plc, and subsidiaries (the “Company”), and the related consolidated statements of income (loss), changes in the shareholder’s(s’) equity, and cash flows for each of the years in the three-year period ended December 31, 2007 included in the Company’s Current Report on Form 8-K filed on November 28, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2007, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, both of which are incorporated by reference into the Company’s Registration Statement relating to the Debt Securities and Warrants to Purchase Debt Securities, Preferred Stock and Depositary Shares of HSBC Finance Corporation (the Registration Statement) on Form S-3 and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chicago, Illinois
December 17, 2008